                                Exhibit 99.1
NEWS

FOR IMMEDIATE RELEASE

CONTACT:  Investor Contacts                     Media Contacts
          Steve Smith/ Tom Kennedy              Jil Hicks
          (303) 749-2900                        (303) 749-2970
          ir@converg.com                        jil.hicks@converg.com
          --------------                        ---------------------



Convergent Communications(TM) Third Quarter Results Exceed Street Expectations

 .  $5.2 million gross margin: a 72% sequential improvement
 .  $30.0 million EBITDA deficit: a 35% sequential improvement
 .  Reductions in cash burn on target to meet year-end objective


ENGLEWOOD, Colo., Nov. 1, 2000 Convergent Communications, Inc. (Nasdaq: CONV), today reported total revenue of $53.5 million and an EBITDA (earnings before interest, taxes, depreciation and amortization) deficit of $30.0 million for the three months ended September 30, 2000, a 35 percent sequential improvement. This compares to revenues of $53.3 million and an EBITDA deficit of $46.6 million in the quarter ended June 30, 2000.

"I am pleased with our progress in the third quarter - our best quarter to date
- as we exceeded expectations on EBITDA performance and cash burn reductions while maintaining our revenue," said Joseph R. Zell, president and CEO of Convergent Communications. "The company's third-quarter results are strong indicators that we are getting our business redirected toward profitability."

Gross margin for the three months ended September 30, 2000, was $5.2 million, a 72 percent sequential improvement, compared to $3.0 million in the second quarter. As a percentage of revenue, gross margin for the quarter ended September 30, 2000, was 10 percent, compared to six percent in the second quarter, 2000.

The company's recurring EBITDA deficit, which excludes restructuring expenses, for the third quarter, 2000, was $24.0 million, a 29 percent improvement over the $34.0 million recurring EBITDA deficit reported in the second quarter this year.

The company's average recurring monthly cash burn was reduced to $10.2 million during the third quarter compared to an average of $14.5 million per month during the first half of the year. The company's third-quarter average monthly cash burn, which included restructuring and other one-time charges, was $13.2 million. September's actual cash burn rate was $5.8 million and benefited from several successful one-time cash improvements associated with working capital, capital expenditures, headcount reductions and office closures.

"I am pleased with our actual cash burn for the month of September," Zell said. "Although this number is not sustainable because of the benefits of one-time cash sources during the month, we are clearly on target to meet our goal of reducing our average monthly burn rate to $9.0 million or less, by year end."


HIGHLIGHTS OF THIRD-QUARTER ACHIEVEMENTS


Objective                        Status Report
--------------------------------------------------------------------------------------------------
Improve Financial Results/ Condition

--------------------------------------------------------------------------------------------------
Revenue                          $53.5 million; exceeded expectations
--------------------------------------------------------------------------------------------------
Gross margin                     72% sequential improvement; exceeded expectations
--------------------------------------------------------------------------------------------------
EBITDA                           35% sequential improvement; exceeded expectations
--------------------------------------------------------------------------------------------------
Cash burn reduction              On target for year-end objective
--------------------------------------------------------------------------------------------------

Strengthen Product Portfolio through Partnerships

--------------------------------------------------------------------------------------------------
Covad                            Signed agreement 8/00; Rolled out DSL 9/00
--------------------------------------------------------------------------------------------------
Exodus                           Signed agreement 8/00; Rolled out "Powered by Exodus" branding program 9/00
--------------------------------------------------------------------------------------------------
IBM                              Agreement signed 9/00; Planned rollout of WebSphere 12/00 (On schedule)
--------------------------------------------------------------------------------------------------

Strengthen Back-Office Business Systems

--------------------------------------------------------------------------------------------------
Sales automation                 Implemented front-end sales force automation tool from
                                 Salesforce.com 9/00
--------------------------------------------------------------------------------------------------
Order management                 Currently implementing MetaSolv/ Oracle hybrid order management solution (target completion 12/00 - phase 1, DSL and Frame Relay services) (On schedule)
--------------------------------------------------------------------------------------------------
Billing                          Currently implementing Portal's billing solution  (target
                                 completion 12/00 - phase 1, DSL and Frame Relay services) (On schedule)
--------------------------------------------------------------------------------------------------
Contract administration          Clear Contracts, integration complete 9/00.  Implementation scheduled for 11/00 (On schedule)
--------------------------------------------------------------------------------------------------

Improve Business Practices

--------------------------------------------------------------------------------------------------
GL consolidation                 Completed consolidation of seven previous general ledgers into one Oracle-based financial system, 8/00
--------------------------------------------------------------------------------------------------
Elimination of costly            Eliminated EMS as offering; Sold EMS equipment during Q3
 non-strategic services
--------------------------------------------------------------------------------------------------


FINANCIAL REVIEW

     Revenue

Convergent Communications' revenue reported for the three months ended September 30, 2000 was $53.5 million despite six market closures, the completion of a 15 percent reduction in headcount and the elimination of non-strategic services.

Revenue from Web Services, which includes Web Development and Web Hosting, was $1.3 million for the quarter ended September 30, 2000, a slight decrease of

$119,000 from the second quarter of 2000. Web hosting for the most recent quarter more than doubled to $439,000, compared to $211,000 in the second quarter, 2000.

Broadband revenue, which consists of Internet Access, Frame Relay and Monitoring Services, grew to $1.3 million, a 39 percent sequential-quarter increase compared to $0.9 million. The improvement was primarily the result of increased Monitoring Services and Internet Access sales.

Network Services revenue contributed $1.5 million for the quarter ended September 30, 2000. Long-distance revenue increased slightly to $1.3 million, compared to the second quarter, 2000, revenue of $1.2 million.

Revenue from the company's Systems Integration business segment, which includes Integration Services, Voice Systems sales and Data Systems sales, accounted for $49.4 million in revenue for the quarter ended September 30, 2000. Integration Services increased 13 percent to $16.7 million, compared to $14.8 million recorded for the three months ended June 30, 2000.

     COGS, Gross Margins and SG&A

Cost of sales for the three months ended September 30, 2000, was $48.3 million, a decrease compared to $50.2 million recorded in the second quarter this year. Total gross margin increased sequentially to $5.2 million, or 10 percent of revenue, for the three months ended September 30, 2000 compared to $3.0 million, or six percent of revenue, for the quarter ended June 30, 2000.

Selling, General and Administrative (SG&A) expenses for the third quarter of 2000 were $29.2 million, a 21 percent decline sequentially from the quarter ended June 30, 2000. This was primarily attributable to the company's recently completed reduction in headcount, market closures and tighter expense policies.

Restructuring expenses were $6.1 million for the three months ended September 30, 2000, compared to $12.6 million for the three-month period ended June 30, 2000. Restructuring charges include compensation and severance related to changes in management and costs associated with headcount reductions and office closures.


     EBITDA and Net Loss

The company's EBITDA deficit for the third quarter of 2000 was $30.0 million, compared to a deficit of $46.6 million recorded for this year's second quarter. Adjusted for restructuring expenses, the company's EBITDA deficit for the third quarter, 2000 was $24.0 million, compared to an EBITDA deficit of $34.0 million for the three months ended June 30, 2000, or a 29 percent sequential improvement.

The net loss for the quarter ended September 30, 2000, was $43.9 million, which compares to a loss of $78.1 million for the quarter ended June 30, 2000, a 44 percent improvement. This improvement was due to improvements in EBITDA and the goodwill impairment charge of $17.6 million recorded during the second quarter this year. After adjusting for this goodwill write-down, the company's net loss improved 27 percent. The net loss attributable to common shareholders, after accrued dividends and accretion related to preferred stock, was $48.0 million, or a loss of $1.63 per share, for the three months ended September 30, 2000. Sequentially, this compares to a loss of $2.79 for the three months ended June 30, 2000, which included a recorded impairment charge.

Financial Highlights ($ in thousands, except per share data)

                                3 months      3 months                    3 months
                                  ended         ended        Pct.           ended        Pct.
                                 9/30/00:      6/30/00:     Change         9/30/99:     Change
-----------------------------------------------------------------------------------------------
Web Services                    $  1,349      $   1,469        (8)%       $    896          51%
-----------------------------------------------------------------------------------------------
Broadband                       $  1,279      $     921         39%       $    131         877%
-----------------------------------------------------------------------------------------------
Network Services                $  1,476      $   1,488         (1%)      $  1,621         (9)%
-----------------------------------------------------------------------------------------------
Systems Integration             $ 49,368      $  49,386          0%       $ 39,774          24%
-----------------------------------------------------------------------------------------------
    Total Revenue               $ 53,472      $  53,264          0%       $ 42,422          26%
-----------------------------------------------------------------------------------------------
Gross Margin                    $  5,219      $   3,042         72%       $ 10,330        (49)%
-----------------------------------------------------------------------------------------------
EBITDA                          $(30,047)     $ (46,576)        35%       $(16,483)       (82)%
-----------------------------------------------------------------------------------------------
Net Loss available to           $(48,023)     $ (81,368)        41%       $(26,358)       (82)%
 common shareholders
-----------------------------------------------------------------------------------------------
Loss Per Share                  $  (1.63)        $(2.79)        42%         $(1.06)       (54)%
-----------------------------------------------------------------------------------------------

CAPITAL EXPENDITURES AND LIQUIDITY

During the quarter ended September 30, 2000, Convergent Communications' capital expenditures were $7.9 million. Property plant and equipment increased $4.5 million, net of $3.4 million in sales of EMS equipment. Total cash, cash equivalents and restricted cash at September 30, 2000 was $104 million. Unrestricted cash at September 30, 2000, was $72 million. At the end of September 2000, the company had a $50 million revolving credit facility of which no borrowings were recorded.

BUSINESS OUTLOOK

The following statements are based on current expectations. These statements are forward-looking, and actual results may differ materially. The company intends to continue its practice of not updating forward-looking statements until its next quarterly results announcement, other than in publicly available statements.

The management of Convergent Communications is comfortable with current Wall Street analyst expectations for its fourth quarter, 2000 and year-end 2001 which consist of the following:

Fourth Quarter 2000 Expectations

   . Revenue is expected to be approximately in-line with the third quarter as the company continues to develop and launch new products focused on Broadband and Web Services opportunities.
   . EBITDA deficit is expected to improve to the mid-to-upper $20 million range.
   . Recurring average monthly cash burn is expected to be at or below $9 million in December.

2001 Expectations

   .  Revenue growth expected in the 25-35% range.
   . EBITDA deficit is expected to be reduced by approximately 50 percent or better, compared to the year-end 2000 EBITDA deficit.

   . The company expects to demonstrate continued reductions in cash burn thereby enabling it to have sufficient cash and cash availability through 2001.
   .  Capital expenditures expected to be in the $20-30 million range.

About Convergent Communications

Convergent Communications, Inc. (Nasdaq: CONV), through its subsidiary, Convergent Communications Services, Inc., is a Broadband Networking and Web Services provider with full service network and systems integration capabilities for small and medium-sized businesses. For more information on Convergent Communications, visit the company's Web site at http://www.converg.com.
                                                ----------------------

                                     - 30 -


The statements made by Convergent Communications in this press release may be forward-looking in nature. Information in this press release is qualified by the more detailed information contained in the company's 1999 annual report on Form 10-K/A filed with the Securities and Exchange Commission (SEC) on April 24, 2000, form 10-Q for the period ended March 31, 2000 filed with the SEC, form 10-Q for the period ended June 30, 2000 filed with the SEC. Forward-looking statements in this news release are expectations, not historical facts. Such statements are subject to risks and uncertainties that could cause actual results or outcomes to differ materially. In particular, there can be no assurance that the company will be able to accelerate its growth rate given the highly competitive nature of its market and the unproven nature of its business model. In addition, the company has recently released, and its business plan requires the future release of, new products and services which have not previously been provided by the company. These products and services are being designed to provide increased margins to the company to further help reduce the company's monthly cash burn. These products and services, such as DSL services, are in evolving and highly competitive markets with a number of competitors providing these products and services. These competitors typically have substantially more resources than the company and have significantly more experience in selling these products and services. The company also relies on a number of third parties for the implementation and delivery of these new products and services, which creates significant risk of non-performance and may adversely affect the company's operations and financial performance. The company's actual results may be materially impacted in the event that the company is unable to sell these products and services in a timely and cost effective manner. The company's existing debt and preferred stock obligations also create financial and operating risks and there can be no assurance that the company can satisfy its debt or preferred stock covenants or be able to obtain adequate financing to fund future initiatives. Such risks and uncertainties also include other factors discussed in the company's filings with the Securities and Exchange Commission.

Convergent Communications, Inc.
CONSOLIDATED STATEMENTS OF OPERATIONS
(unaudited)

                                                                                   Sequential
                                               Year-over-Year                   Three Months Ended
                                             Three Months Ended                            September
                                                September 30,                  June 30,        30,
                                      -------------------------------          --------    ---------
                                        1999        2000       Change            2000        2000        Change
                                      --------    --------    --------         --------    ---------    --------
                                                  (in thousands, except per share amounts)
Revenue
Web Services                          $    896    $  1,349    $    453         $  1,469     $  1,349    $   (120)
Broadband                                  131       1,279       1,148              921        1,279         358
Network                                  1,621       1,476        (145)           1,488        1,476         (12)
Integration                             39,774      49,368       9,594           49,386       49,368         (18)
                                      --------    --------    --------         --------    ---------    --------
  Total                                 42,422      53,472      11,050           53,264       53,472         208

Gross Margin (before depreciation)
Web Services                              (200)       (946)       (746)             (88)        (946)       (858)
Broadband                                  156      (1,685)     (1,841)          (2,635)      (1,685)        950
Network                                   (320)       (375)        (55)              73         (375)       (448)
Integration                             10,694       8,225      (2,469)           5,692        8,225       2,533
                                      --------    --------    --------         --------    ---------    --------
  Total                                 10,330       5,219      (5,111)           3,042        5,219       2,177

Selling, general and administrative     26,813      29,215       2,402           37,001       29,215      (7,786)
Restructuring charges                        -       6,051       6,051           12,617        6,051      (6,566)
Depreciation and amortization            4,872       8,722       3,850            8,402        8,722         320
Impairment of long-lived assets              -         144         144           17,645          144     (17,501)
Interest expense/(income) and other      5,003       5,023          20            5,504        5,023        (481)
                                      --------    --------    --------         --------    ---------    --------
Net loss                               (26,358)    (43,936)    (17,578)         (78,127)     (43,936)     34,191
                                      --------    --------    --------         --------    ---------    --------
Preferred stock dividends
    and accretion                            -      (4,087)     (4,087)          (3,241)      (4,087)       (846)
                                      --------    --------    --------         --------    ---------    --------
Net loss available
    to common shareholders            $(26,358)   $(48,023)   $(21,665)        $(81,368)    $(48,023)   $ 33,345
                                      ========    ========    ========         ========    =========    ========

Net loss per share                    $  (1.06)   $  (1.63)   $  (0.57)        $  (2.79)    $  (1.63)   $   1.16
                                      ========    ========    ========         ========    =========    ========

Weighted average shares outstanding     24,775      29,529                       29,172       29,529
                                      ========    ========                     ========    =========

-----------------------------------------------------------------------------------------------------------------------------
EBITDA                                $(16,483)   $(30,047)   $(13,564)        $(46,576)    $(30,047)   $ 16,529

EBITDA: Consists of earnings before interest, income taxes, depreciation, amortization, impairment of long-lived assets, and other income (expense), EBITDA is a measure commonly used in the communications industry to analyze companies on the basis of operating performance. It is not a measure of financial performance under generally accepted accounting principles and should not be considered as an alternative to net income as a measure of performance as an alternative to cash flow as a measure of liquidity. The Company's measure of EBITDA may not be comparable to similarly titled measures of other companies.
-------------------------------------------------------------------------------------------------------------------------------

Convergent Communications, Inc.
CONSOLIDATED STATEMENTS OF OPERATIONS
(unaudited)

                                                           Nine Months Ended
                                                             September 30,
                                                         -----------------------
                                                           1999           2000          Change
                                                         --------      ---------      ----------
                                                         (in thousands, except per share amounts)
Revenue
Web Services                                             $  1,027      $   4,907      $    3,880
Broadband                                                     219          2,762           2,543
Network                                                     6,291          4,604          (1,687)
Integration                                               104,646        147,310          42,664
                                                         --------      ---------      ----------
  Total                                                   112,183        159,583          47,400

Gross Margin (before depreciation)
Web Services                                               (1,044)          (825)            219
Broadband                                                       4         (5,725)         (5,729)
Network                                                       614           (273)           (887)
Integration                                                26,779         22,048          (4,731)
                                                         --------      ---------      ----------
  Total                                                    26,353         15,225         (11,128)

Selling, general and administrative                        68,279        100,997          32,718
Restructuring charges                                           -         21,695          21,695
Depreciation and amortization                              11,842         24,847          13,005
Impairment of long-lived assets                                 -         17,789          17,789
Interest expense/(income) and other                        15,679         16,752           1,073
                                                         --------      ---------      ----------
Net loss                                                  (69,447)      (166,855)        (97,408)
Preferred stock dividends and accretion                         -         (7,328)         (7,328)
                                                         --------      ---------      ----------
Net loss available to common shareholders                $(69,447)     $(174,183)     $ (104,736)
                                                         --------      ---------      ----------

Net loss per share                                       $  (3.92)     $   (5.97)     $    (2.05)
                                                         ========      =========      ==========

Weighted average shares outstanding                        17,697         29,165
                                                         ========      =========
------------------------------------------------------------------------------------------------
EBITDA                                                   $(41,926)     $(107,467)     $  (65,541)

EBITDA: Consists of earnings before interest, income taxes, depreciation, amortization, impairment of long-lived assets, and other income (expense). EBITDA is a measure commonly used in the communications industry to analyze companies on the basis of operating performance. It is not a measure of financial performance under generally accepted accounting principles and should not be considered as an alternative tro net income as a measure of performance or as an alternative to cash flow as a measure of liquidity. The Company's measure of EBITDA may not be comparable to similarly titled measures of other companies.
------------------------------------------------------------------------------------------------

Convergent Communications, Inc.
CONSOLIDATED BALANCE SHEETS
(unaudited)

                                                      December 31, September 30,
                                                          1999         2000

                                                            (in thousands)
ASSETS
  Cash and cash equivalents and short-term investments $ 59,957        $ 71,964
  Restricted cash                                        20,800          20,514
  Trade accounts receivable, net                         39,922          38,794
  Inventory                                              13,810          12,957
  Prepaid expenses and other current assets               9,070          16,223
                                                       --------        --------
       Total current assets                             143,559         160,452

  Property, network and equipment, net                   62,163          72,934

  Restricted cash, non-current                           17,669          11,532
  Goodwill, net                                          56,037          35,481
  Other intangible assets, net                           10,967          11,327
  Investments, leases receivable and other assets         6,962          13,547
                                                       --------       ---------
      Total assets                                     $297,357       $ 305,273
                                                       ========       =========

LIABILITIES AND SHAREHOLDERS' EQUITY (DEFICIT)
     Trade accounts payable and accrued liabilities    $ 41,499        $ 40,757
     Accrued interest expense                             5,308          10,400
     Deferred revenue and customer deposits               8,456          10,010
     Current portion of notes payable and capital leases 11,321          20,312
                                                       --------       ---------
       Total current liabilities                         66,584          81,479

  Notes payable and capital leases, net
    of current portion                                  194,153         185,753

  Redeemable Preferred stock                                  -         158,600

  Shareholders' equity (deficit)                         36,620        (120,559)
                                                       --------       ---------
       Total liabilities and shareholders'
         equity (deficit)                              $297,357       $ 305,273
                                                       ========       =========